EXHIBIT 99.1

For immediate release

Primerica’s Board of Directors Elects P. George Benson as a Board Member

Duluth, GA, April 26, 2010 — Primerica, Inc. (NYSE:PRI) today announced the election of P. George Benson, Ph.D, to the Company’s Board of Directors. The Board also appointed Mr. Benson to serve on both the Audit Committee and Compensation Committee of the Board of Directors.

Mr. Benson has been the President of the College of Charleston in Charleston, South Carolina since February 2007. Prior to that, he served as Dean of the Terry College of Business at the University of Georgia from June 1998 through January 2007. From July 1993 to June 1998, Mr. Benson served as Dean of the Rutgers Business School and, prior to that, he was on the faculty of the Carlson School of Management at the University of Minnesota from 1977 to 1993.

“We are excited to have a person of George’s caliber and integrity join the Primerica Board of Directors,” said John A. Addison, Jr., Co-CEO of Primerica. “As a graduate and active alumnus at the University of Georgia, I witnessed firsthand his leadership skills during his lengthy stint as Dean of the Terry College of Business at UGA.” D. Richard Williams, Chairman of the Board and Co-CEO of Primerica, said, “George’s distinguished career in the field of education and administration will be valuable assets for our company. On behalf of all of my Primerica colleagues, I am delighted to welcome him to our Board of Directors.”

“I am honored and excited to serve on Primerica’s Board and look forward to working with my fellow Board members and Senior Management as Primerica moves ahead as a new public company,” said Mr. Benson. “Primerica does an outstanding job of delivering personal service and quality financial products to middle-income consumers. I am pleased to have the opportunity to assist Primerica in reaching and helping this truly underserved market.”

Mr. Benson, 63, currently serves on the Board of Directors for the Foundation for the Malcolm Baldrige National Quality Award, and was Chairman of the Board of Overseers for the Baldrige Award Program from 2004 to 2007, and was a national judge for the Baldrige Award from 1997 to 2000. He also serves as a member of the Boards of Directors of AGCO Corporation, Crawford & Company and Nutrition 21, Inc., as well as the National Bank of South Carolina. Mr. Benson received a B.S. degree in Mathematics from Bucknell University, completed graduate work in operations research in the Engineering School of New York University and earned a Ph.D. in business from the University of Florida.

Primerica, headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America with approximately 100,000 licensed representatives. The company and its representatives offer clients term life insurance, mutual funds, variable annuities and other financial products. Primerica insures 4.3 million lives and more than 2 million clients maintain investment accounts with the company. Primerica’s mission is to serve middle income families by helping them make informed financial decisions and providing them with the strategies and means to gain financial independence.

Contacts:

Press: Mark Supic: (770)564-6329                 Investors: Kathryn Kieser: (770)564-7757